UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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◻	Soliciting Material Pursuant to §240.14a-12

INDUS REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INDUS REALTY TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 16, 2021

May 7, 2021

To our stockholders:

I cordially invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of INDUS Realty Trust, Inc., a Maryland Corporation (“INDUS” or the “Company”), at 11:00 a.m., Eastern Time, on June 16, 2021. Due to the COVID-19 pandemic and to support the health and well-being of our stockholders, directors and employees, the Annual Meeting will be a completely virtual meeting and will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/INDT2021.

The items of business to be conducted at our 2021 Annual Meeting are as follows:

1.	The election of David R. Bechtel, Frederick M. Danziger, Gordon F. DuGan, Michael S. Gamzon, Jonathan P. May, Molly North, Amy Rose Silverman, Albert H. Small, Jr. and Ardevan Yaghoubi, as directors of INDUS;
2.	The ratification of the selection of RSM US LLP as INDUS’s independent registered public accountants for the year ending December 31, 2021;
3.	The approval, on an advisory (non-binding) basis, of the compensation of INDUS’s named executive officers as presented in INDUS’s Proxy Statement; and
4.	Such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof.
On behalf of the Board of Directors,
THOMAS M. DANIELLS
Senior Vice President, General Counsel and Secretary

INDUS REALTY TRUST, INC.

641 LEXINGTON AVENUE, 26TH FLOOR

NEW YORK, NEW YORK 10022

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of INDUS Realty Trust, Inc., a Maryland Corporation (together with its predecessor, the “Company” or “INDUS”), in connection with the solicitation by its Board of Directors (the “Board”) of proxies for the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Time, on June 16, 2021 (the “Annual Meeting”), for the purposes set forth in the accompanying notice of meeting. Due to the COVID-19 pandemic and to support the health and well-being of our stockholders, directors and employees, the Annual Meeting will be a completely virtual meeting and will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/INDT2021 and entering your 16-digit control number included in your proxy card (“Proxy Card”) or on the instructions that accompanied your proxy materials. INDUS anticipates that the Proxy Statement and Proxy Card will be distributed to stockholders on or about May 7, 2021.

http://materials.proxyvote.com/398231

http://materials.proxyvote.com/398231:

     INDUS’s 2021 Proxy Statement;

     INDUS’s Annual Report for the fiscal year ended November 30, 2020 (“fiscal 2020”); and

     any supplements or amendments to the foregoing materials that are required to be furnished to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2021

INDUS’s Proxy Statement and Annual Report are available at http://materials.proxyvote.com/45580R

The following proxy materials are available for review at http://materials.proxyvote.com/45580R:

·     INDUS’s 2021 Proxy Statement;

·     INDUS’s Annual Report for the fiscal year ended November 30, 2020 (“fiscal 2020”); and

·     any supplements or amendments to the foregoing materials that are required to be furnished to stockholders.

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals, in addition to such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof:

Proposal	Board Recommendation

PROPOSAL I: Election of Directors

At the Annual Meeting, you will be asked to elect to the board of directors of INDUS the nine persons nominated by the Board. They will serve until the next annual meeting of stockholders and will hold office until their successors are duly elected and qualified.

FOR

PROPOSAL II: Ratification of Selection of Independent Registered Public Accountants

At the Annual Meeting, you will be asked to ratify the selection of RSM US LLP (“RSM US”) by the Audit Committee of the Board as INDUS’s independent registered public accountants for the year ending December 31, 2021.

FOR

PROPOSAL III: Advisory Vote to Approve the Company’s Executive Compensation

At the Annual Meeting, you will be asked to approve, on an advisory (non-binding) basis, the compensation of INDUS’s named executive officers as presented in this Proxy Statement.

FOR

COMPENSATION HIGHLIGHTS

At the 2020 Annual Meeting of Stockholders, approximately 99% of the votes cast on INDUS’s “2020 say on pay vote” were in favor of the compensation of our named executive officers. The Compensation Committee considered the results of this say-on-pay advisory vote and believes that our executive compensation program for 2020 appropriately incentivized our named executive officers. Regardless, and despite the high level of stockholder support in such vote, we have proactively has made a number of changes to further refine the Company’s executive compensation program for 2021 (the “2021 Executive Compensation Program”). For the 2021 Executive Compensation program, we considered the following objectives:

To attract and retain leading and diverse talent in our functional areas	To motivate our executives to work towards short term financial efficiency and long term value creation that aligns with key business objectives	To achieve the appropriate balance between risk and reward while avoiding the creation of incentives for unnecessary risk taking	To align the interests of management with the interests of stockholders

Our 2021 Executive Compensation Program seeks to balance both long and short term compensation components, measured against both absolute and relative performance standards as described below:

Long Term Equity Incentive Plan (“LTIP”) Awards Include:
50% Restricted Stock Units (“RSUs”)	50% Performance Stock Units (“PSUs”)
✓ Generally vest in equal annual installments on the first three anniversaries of the grant date

✓
Generally vest after three years, if and to the extent certain performance goals are met, with payout of up to 200% of the target amount upon achievement of maximum performance
✓
The performance goals are based on INDUS’s relative total stockholder return measured against the component companies of two indices over a three-year measurement period:
◾
NAREIT FTSE Industrial Index (excluding companies principally focused on highly specialized end uses such as cold storage or the cannabis industry)
◾
the MSCI REIT US Equity Index

Short Term Incentive Compensation Plan Includes:
Base Salary	Incentive Compensation

✓
Paid to recognize the fundamental market value for the individual’s skills and experience based on the responsibilities of their respective position
✓
The Compensation Committee reviews salaries annually and seeks to provide base salaries that are commensurate with individual professional status, responsibilities, accomplishments, and external compensation data regarding peer companies’ compensation

✓
INDUS offers an opportunity to earn annual cash incentive awards that are designed to reward annual corporate and individual performance based on pre-defined goals
✓
Incentive compensation may be awarded to individuals based on the achievement of corporate level Cash Core FFO and individual performance goals, such as: leasing or disposition activity; environmental, social & governance progress; acquisition volume, etc.
◾
Compensation Committee retains discretion to adjust incentive compensation awards to the Company’s employees

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY
AND GOVERNANCE (“ESG”) HIGHLIGHTS

INDUS is committed to building a sustainable future, and we are working to formalize our development and operational guidelines under the most relevant elements of ESG frameworks for our business. As we build out our ESG platform and develop new policies and procedures, we look forward to sharing our ongoing progress with you.

ENVIRONMENTAL STEWARDSHIP

We believe environmental stewardship enhances the durability of our portfolio by attracting high-quality tenants, creating competitive advantages, minimizing risk, and maximizing returns. We have highlighted below two broad environmental initiatives on which we plan to continue to focus as our ESG program evolves:

	Utility and Energy Management & Efficiency	Responsible Construction and Development
Why It Matters	◾ Energy and water efficiency benefit the environment, and often lead to reduced operating expenses at our buildings and greater tenant satisfaction	◾ The decisions we make for new construction and major renovation projects have long-term implications for the environment and for building occupants
What We Are Currently Doing About It

◾
In early 2021, INDUS began onboarding an environmental data management system to track historical and ongoing water, energy and utility metrics and usage across its portfolio
◾
Through the implementation of a more robust data monitoring system, we aim to establish Key Performance Indicators and better understand, manage, track, and reduce our environmental footprint

◾
INDUS has continued to evolve its development practices to meet modern standards of efficiency over time including:
✓
Purchase of high efficiency HVAC rooftop units for new construction and upgrades to high efficiency units in capital replacement plans
✓
Choosing LED lighting and efficient plumbing fixtures
✓
Adopting white roof decks in warm climates
✓
Advanced irrigation time clock systems to reduce water usage
✓
Decreased storm water run-off through ground water recharging (either for irrigation or infiltration basins)
✓
Including clerestory windows to maximize daylight
✓
Adding efficient improvements in tenant improvement packages and encouraging tenants to choose the same (for example, high volume, low speed or HVLS fans)
✓
Retrofitting older infrastructure as more efficient options become available (for example, upgrading all parking areas to LED lighting)

SOCIAL RESPONSIBILITY

We believe that we have the opportunity to enhance our financial and operational performance through socially responsible employee and supplier and vendor policies, community engagement, and by increasing our efforts related to diversity, equity and inclusion. As an equal opportunity employer, we promote a message of diversity and inclusion and reward our employees based on merit and their individual contributions. Additionally, we have increased our board diversity in terms of gender, ethnicity, age and experience in recent years. We comply with all applicable labor rights laws and seek opportunities to work with vendors and suppliers that do the same.

Though there are many ways in which we seek to have a socially responsible corporate impact, we have highlighted below three broad social initiatives on which we plan to continue to focus:

	Health, Safety and Employee Engagement	Charitable Contributions and Community Involvement	Diversity, Equity and Inclusion (“DEI”)
Why It Matters
◾
Our success is linked to the talent and expertise of our people. We invest in our employees and are committed to their health, safety, as well as to growing skills and leadership qualities across our business
		◾ We believe that we owe much of our success to the cities and municipalities in which we do business. We are committed to giving back in ways that support those markets in which we live and work	◾ Integrating principles of DEI ensures that we can attract the best talent, embrace the broadest set of ideas, and that our business will benefit from unique experiences and viewpoints
What We Are Currently Doing About It
◾
INDUS is invested in retaining its talented team, which we believe is evidenced by our average employee tenure of over 14 years
◾
As a result of COVID-19, INDUS proactively implemented workstation separation upgrades, handwashing / sanitizing stations, touchless fixtures, an ultraviolet air treatment and filtration system, additional MERV-13 air filters for extra filtration, revised cleaning procedures with hospital grade disinfectants, and established a new Office Access & Use Policy for health checks, safety protocols and visitors/deliveries

◾
INDUS has repeatedly sponsored charities and organizations that benefit our local communities including the Windsor, CT Bike MS ride to support the National Multiple Sclerosis Society, the Connecticut Special Olympics Winter Games, and the New England Donor Services’ Blue & Green Fun Run (5K) fundraiser for tissue and organ donation

◾
33% of INDUS’s Board nominees are either female or self-identifying underrepresented minorities
◾
Additionally, INDUS prioritizes a diversity of age, tenure, skills and experience in its Board nominees
◾
As of November 30, 2020, 50% of INDUS’s corporate staff was female

GOVERNANCE

Thoughtful corporate governance and stakeholder engagement provides the foundation for INDUS’s success by building positive and long-term relationships with our constituents, including investors, partners, tenants, employees, and our local communities. As such, our directors stand for election every year, and each of the returning members of our board of directors standing for re-election at the Annual Meeting was elected by at least 98% of the votes cast at our 2020 Annual Meeting. Our directors and employees comply with a comprehensive Code of Business Conduct and Ethics (the “Code”) that encourages honesty, accountability, integrity and mutual respect. The Code also offers safe communication channels for handling ethical issues and concerns. We encourage you to visit the corporate governance section of our website at www.indusrt.com under the “Investors” tab to view or to obtain copies of our committee charters and our Code of Business Conduct and Ethics.

We have highlighted below some of the strengths of our current corporate governance policies and practices:

✓ ✓ ✓ ✓ ✓
Director Independence and Compliance
✓
Fully independent Audit, Compensation and Nominating Committees
✓
An engaged Board: all directors attended at least 89% of all board and committee meetings (of committees of which they were members) during fiscal 2020
✓
We prohibit all directors, officers, employees and consultants from: (a) purchasing INDUS stock on margin or pledging INDUS securities to secure loans; (b) selling short INDUS stock; (c) buying or selling put or call options on INDUS stock or entering into other derivative transactions; and (d) entering into other hedging transactions involving INDUS Common Stock.
✓
67% of our Board nominees are independent
✓
Positions of Chairman and CEO are separated
✓
Minimum stock ownership and retention guidelines for directors and officers

Director Composition and Evaluation
✓
Annual election of directors / no classified board
✓
Annual director self-evaluations
✓
33% of our Board nominees are considered diverse, including women and self-identifying underrepresented minorities
✓
Nominating Committee focus on diversity of age, tenure, gender, ethnicity and skills / experience in the composition of the Board as a whole
✓
Mix of director tenures, skills and backgrounds that provide a balance of experience and institutional knowledge with fresh perspectives

Strong Stockholder Rights
✓
Stockholders may amend the bylaws by a majority of the votes entitled to be cast on the matter
✓
Stockholders can call a special meeting (majority of the outstanding shares requirement)
✓
Met with a record number of shareholders over the past year and will continue robust outreach efforts

Other Governance	✓ Opt-out from Maryland Control Share Acquisition Act ✓ Opt-out from Maryland Business Combination Act ✓ No stockholder rights plan (“poison pill”)

QUESTIONS AND ANSWERS

HOW DO I VOTE?

INDUS recommends that stockholders vote by proxy even if they plan to attend and vote at the Annual Meeting online. If you are a stockholder of record, there are three ways to vote by proxy:

— You can vote over the Internet at www.proxyvote.com by following the instructions on the Proxy Card;	— You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Proxy Card; or	— You can vote by mail by signing, dating and mailing the Proxy Card, which you may have received by mail.
by Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Proxy Card;	by Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Proxy Card; or	by Mail — You can vote by mail by signing, dating and mailing the Proxy Card, which you may have received by mail.

To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Proxy Card or on the instructions that accompanied your proxy materials. Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 15, 2021.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not in your own name and you would like to vote your shares electronically at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote or ask questions.

WHO CAN ATTEND THE MEETING?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the ongoing COVID-19 pandemic, INDUS has decided to hold the Annual Meeting entirely online again this year. You may attend the Annual Meeting online only if you are an INDUS stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/INDT2021. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Proxy Card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote or ask questions. The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

CAN I CHANGE MY VOTE AFTER I SUBMIT A PROXY?

Yes, any proxy received in the accompanying form may be revoked or changed by the person executing it at any time before the authority thereby granted is exercised. A proxy may be revoked by voting electronically at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy), by giving written notice of revocation to INDUS’s Secretary prior to the meeting, by granting a subsequent proxy through the Internet or telephone, or by delivering a duly executed proxy bearing a later date to INDUS’s Secretary. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote electronically at the Annual Meeting by obtaining your 16-digit control number or otherwise voting through the bank or broker as previously described. Properly executed proxies received by INDUS in such form will be voted at the meeting or any postponement, continuation or adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted:

FOR the election of David R. Bechtel, Frederick M. Danziger, Gordon F. DuGan, Michael S. Gamzon, Jonathan P. May, Molly North, Amy Rose Silverman, Albert H. Small, Jr. and Ardevan Yaghoubi, as directors of INDUS to serve until the next annual meeting and until their successors are duly elected and qualified;

FOR ratification of the selection of RSM US LLP as INDUS’s independent registered public accountants for the year ending December 31, 2021; and
FOR the approval, on an advisory (non-binding) basis, of the compensation of INDUS’s named executive officers as presented in this Proxy Statement.

HOW MANY VOTES ARE REQUIRED TO APPROVE EACH PROPOSAL AT THE ANNUAL MEETING?

The voting requirement to approve each of the proposals at the Annual Meeting is as follows:

Proposal	Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal I: Election of directors

For each director, the majority of the votes cast at the Annual Meeting. This means that a nominee for director will be elected if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” the nominee’s election.

Abstentions and broker non-votes will have no effect.
Proposal II: Ratification of the selection of RSM US LLP as INDUS’s independent registered public accountants for the year ending December 31, 2021	The affirmative vote of a majority of the votes cast at the Annual Meeting.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal III: Approval, on an advisory (non-binding) basis, of the compensation of INDUS’s named executive officers	The affirmative vote of a majority of the votes cast at the Annual Meeting.	Abstentions and broker non-votes will have no effect.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the selection of RSM US LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval of the compensation of our named executive officers.

Management knows of no matters that may be brought before the Annual Meeting or any postponement, continuation or adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any postponement, continuation or adjournment thereof, it is the intention of the persons named in the accompanying proxy card or their substitutes to vote the proxy in accordance with their discretion on such matters.

This solicitation is being made on behalf of the Board. The cost of solicitation of proxies by the Board will be borne by INDUS. Such solicitation will be made by mail and, in addition, may be made by officers and employees of INDUS personally or by telephone, facsimile or electronic mail. Proxies and proxy material will also be distributed through brokers, custodians and other similar parties, and INDUS will reimburse such parties for their reasonable expenses. The solicitation and recording of proxies is being done by Broadridge Financial Solutions, Inc., and will cost approximately $20,000.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Each holder of a share of common stock of INDUS, par value $0.01 per share (the “Common Stock”), will be entitled to one vote for each share held of record by such person at the close of business on April 22, 2021 (the “Record Date”), which is the Record Date fixed by the Board for the determination of stockholders entitled to notice of, and to vote online at, the Annual Meeting or any postponement, continuation or adjournment thereof. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. As of such date, INDUS had 7,715,534 shares of Common Stock outstanding.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

Holders of a majority of our outstanding shares of Common Stock entitled to vote must be present, in person or by means of remote communication, or by proxy, at the Annual Meeting for a quorum to exist. A broker non-vote or an abstention from voting, as applicable, will count for the purposes of determining a quorum. A total of 2,314,031 shares of Common Stock, representing approximately 30% of the outstanding shares of Common Stock, are held by members of the Cullman and Ernst Group (see “Security Ownership of Certain Beneficial Owners and Management and Principal Holders” for more information).

WHY HOLD A VIRTUAL MEETING?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the ongoing COVID-19 pandemic, we believe that hosting a virtual meeting again this year is in the best interest of the Company and its stockholders. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/INDT2021. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/INDT2021.

WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Proposals by stockholders for INDUS’s 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by INDUS no later than January 7, 2022 if such proposal is to be considered for inclusion in the 2022 proxy materials of INDUS.

Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders, but not to include the proposal in INDUS’s proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in INDUS’s Amended and Restated Bylaws. INDUS’s Amended and Restated Bylaws require, among other things, that INDUS’s Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than 150 days and not later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Therefore, INDUS must receive notice of such a proposal or nomination for the 2022 Annual Meeting of Stockholders no earlier than December 8, 2021 and no later than January 7, 2022. The notice must contain the information required by INDUS’s Amended and Restated Bylaws, a copy of which is available upon request to INDUS’s Secretary. In the event that the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or after June 16, 2022, then INDUS’s Secretary must receive such written notice not earlier than the 150th day prior to the 2022 Annual Meeting of Stockholders and not later than the 120th day prior to the 2022 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by INDUS. INDUS reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

PROPOSAL I. ELECTION OF DIRECTORS

At the Annual Meeting, nine directors (which will comprise the entire Board) are to be elected. The Board nominated the individuals listed below for election as directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each director nominee will be elected if a majority of the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions not counted as a vote cast either or against that nominee’s election). If any nominee named below becomes unable to serve or for good cause will not serve, the proxy holders listed on INDUS’s proxy card will vote for such substitute nominee or nominees as may be designated by the Board, or the Board may elect to reduce the size of the Board. The nine nominees who were approved by the Board for inclusion on the proxy card are all current directors of INDUS. Ardevan Yaghoubi was designated to serve on, and nominated for re-election to, our Board in conjunction with CM Change Industrial LP’s investment in the Company pursuant to a Securities Purchase Agreement, dated August 24, 2020. CM Change Industrial LP is an entity affiliated with Conversant Capital LLC, where Mr. Yaghoubi serves as a Principal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF OUR DIRECTOR NOMINEES LISTED BELOW

Under the Board’s Director Resignation Policy (the “Resignation Policy”), a director nominee who does not receive the required majority vote for election or re-election (a “Subject Director”) must promptly tender his or her resignation to the Board that will become effective upon acceptance of such resignation by the Board. The Nominating Committee or, if one or more of the members of the Nominating Committee is a Subject Director or if the Board determines that a committee other than the Nominating Committee should recommend whether to accept the Subject Director’s resignation, a committee consisting solely of independent directors who are not Subject Directors, will then make a recommendation to the Board as to whether the Board should accept or reject the Subject Director's resignation.  In accordance with the terms of the Resignation Policy, the Board will decide whether to accept or reject the tendered resignation or take other action regarding such resignation within 90 days from the date of the certification of the election results. The Company will promptly disclose the Board’s decision in a Current Report on Form 8-K.

INDUS’s Director Nominees

INDUS’s nominees for election as director are the following:

	(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of INDUS		During the Past Five+ Years (1)	The Past Five Years
David R. Bechtel (a) (b) (c)	(53)	2016	Principal of Barrow Street Holdings LLC since September 2012; founder and managing member of Outpost Capital Management LLC since 2001; and founder and manager of GP Management LLC since January 2011.

Mr. Bechtel has many years of general business experience and expertise as a managing member, principal, and head of finance of financial services and natural resource companies that provide valuable contributions to the Board.

Frederick M. Danziger (2)	(81)	1997

Chairman of the Board of Directors of INDUS from June 2019 through March 2020 and, prior to resigning as an employee of INDUS, Executive Chairman of the Board of Directors from 2016 through June 2019; Chairman of the Board of Directors and Chief Executive Officer of INDUS from May 2012 through December 2015; President and Chief Executive Officer of INDUS from April 1997 through May 2012.

				Monro, Inc.; Bloomingdale Properties, Inc.

Mr. Danziger’s background as a lawyer, his knowledge and experience as the former President and Chief Executive Officer of INDUS, and his extensive experience and knowledge with respect to real estate and real estate financing provides a unique perspective to the Board.

	(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of INDUS		During the Past Five+ Years (1)	The Past Five Years
Gordon F. DuGan	(54)	2020

Co-Founder and Executive Chairman of Blackbrook Capital Limited, a European-focused property investor specializing in sale-leasebacks and build-to-suit investments in industrial assets, since February 2020; Chairman of GreenAcreage Real Estate Corp., a REIT that provides sale-leaseback and construction financing to companies operating in the cannabis industry, since June 2019; Chief Executive Officer of Gramercy Property Trust from June 2012 to October 2018; and Chief Executive Officer of W.P. Carey & Co. (NYSE: WPC), one of the largest net lease REITs in the United States, from 2005 to 2010.

Mr. DuGan brings to the Board extensive experience and knowledge with respect to the industrial real estate sector and the capital markets.

Michael S. Gamzon (2)	(51)	2016

Director, President and Chief Executive Officer of INDUS since January 2016; President and Chief Operating Officer of INDUS from May 2012 through December 2015; Chief Operating Officer of INDUS from September 2010 to January 2016; Executive Vice President of INDUS from September 2010 to May 2012; Vice President of INDUS from January 2008 through August 2010.

			Mr. Gamzon’s experience and knowledge with respect to real estate activities in his capacity as an executive of INDUS, provides a unique perspective to the Board.

	(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of INDUS		During the Past Five+ Years (1)	The Past Five Years
Jonathan P. May (a) (b) (c)	(54)	2012

Founder and co-managing partner of Floresta Ventures, LLC, an advisory firm to restaurant and retail companies, since March 2016; Executive Director of Natural Capital Partners (formerly known as The CarbonNeutral Company), a private company that is a leading provider of carbon reduction programs for corporations, since September 2015; Chief Operating Officer and Chief Financial Officer and a Director of The CarbonNeutral Company from 2008 through September 2015; Founder and Managing Director of Catalytic Capital, LLC from 2004 to 2008.

				Columbia Care, Inc.

			Mr. May brings to the Board significant general business experience, finance experience, and expertise as an executive.

Molly North (a)(b)(c)	(45)	2020	President & Chief Executive Officer of Al. Neyer Corporation (“Al. Neyer”), a real estate development firm, since April 2015; Chief Financial Officer of Al. Neyer from July 2012 through March 2015.

Ms. North’s background in commercial real estate development and experience with a design-build construction firm that focuses on select geographical markets provides a unique insight to the Board. Additionally, the Board believes that Ms. North positively contributes to the Board’s overall diversity.

(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of INDUS		During the Past Five+ Years (1)	The Past Five Years
Amy Rose Silverman (b)(c)	(54)	2019	President and Chief Executive Officer of Rose Associates, a real estate and property management firm, since December 2017; Co-President of Rose Associates since 2008.

Ms. Silverman is a recognized expert on residential real estate in New York City, is a frequent speaker at premier professional conferences and participates as a guest lecturer at The NYU Schack Institute of Real Estate and Columbia Business School. Ms. Silverman’s significant experience in design, construction, leasing and management of premier high-rise and mixed-use residential buildings provides a unique perspective to the Board. Additionally, the Board believes that Ms. Silverman positively contributes to the Board’s overall diversity.

	(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of INDUS		During the Past Five+ Years (1)	The Past Five Years
Albert H. Small, Jr. (b) (c)	(64)	2009

Presently active in the development and management of several commercial and office developments in Washington D.C.; President of WCI Communities Mid-Atlantic Division from March 2005 through March 2008; President of Renaissance Housing Corporation from 1984 through March 2005.

				United Bankshares, Inc.

			Mr. Small, Jr. has significant experience in real estate development and management which gives him unique insights into INDUS’s challenges, opportunities and operations.

Ardevan Yaghoubi	(31)	2020

Principal at Conversant Capital LLC, a New York-based investment advisor, since February 2020; founder of Heathcote Capital Partners, an opportunistic real estate investment firm from April 2018 until January 2020 and a Vice President at Trise Development, a privately-owned real estate development firm, from 2015 until April 2018.

Mr. Yaghoubi’s experience and knowledge with respect to real estate investment activities provides a unique perspective to the Board. Additionally, the Board believes that Mr. Yaghoubi positively contributes to the Board’s overall diversity.

Member of the (a) Audit Committee; (b) Compensation Committee; and (c) Nominating Committee.

1.           Except as otherwise indicated, each director has had the same principal occupation during the past five years.

2.           Michael S. Gamzon is the son-in-law of Frederick M. Danziger.

The Board held eight meetings during fiscal 2020. INDUS’s Board has an Audit Committee, a Compensation Committee and a Nominating Committee. Committee memberships of the Board are indicated in the above table and under “Audit Committee,” “Nominating Committee” and “Compensation Committee” below. All directors attended at least 89% of all Board and committee meetings (of committees of which they were members) during fiscal 2020.

INDUS encourages, but does not require, Board members to attend the Annual Meeting. In 2020, all of the Board members attended the 2020 Annual Meeting of Stockholders. The independent members of INDUS’s Board meet in executive session after all regular Board meetings.

Board Independence

Under Nasdaq rules, an “independent director” of a company means a person who is not an officer or employee of the company or its subsidiaries and, in the opinion of the company’s board of directors, does not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Bechtel, May, Small, Jr. and Yaghoubi and Mses. North and Silverman qualified as independent directors under Nasdaq rules. All of the members of the Audit, Compensation and Nominating Committees are independent directors under the applicable Nasdaq and SEC rules.

Executive Officers who are not Directors

Name	Age	Principal Occupation During the Past Five Years
Scott Bosco	54	Senior Vice President of Construction and Development of INDUS Realty, LLC; joined INDUS in 2005
Anthony J. Galici	63	Executive Vice President and Chief Financial Officer of INDUS; joined INDUS in 1997
Thomas M. Lescalleet	58	Executive Vice President of INDUS Realty, LLC; joined INDUS in 2002
Thomas M. Daniells	67	Senior Vice President, General Counsel and Secretary of INDUS; joined INDUS in 2021

Audit Committee

The Company’s Audit Committee consists of David R. Bechtel, Jonathan P. May and Molly North with Mr. Bechtel serving as Chairman. The Audit Committee meets the Nasdaq composition requirements, including the requirements regarding financial literacy. The Board has determined that each member of the Audit Committee is independent under the listing standards of Nasdaq and the rules of the U. S. Securities and Exchange Commission (“SEC”) regarding audit committee membership. In addition, both Mr. Bechtel and Ms. North qualify as a financially sophisticated Audit Committee member under the Nasdaq rules based on their employment experience in finance, respectively. None of the members of the Audit Committee is considered a financial expert as defined by Item 407(d)(5) of Regulation S-K of the Securities and Exchange Act of 1934 (an “audit committee financial expert”). INDUS does not have an audit committee financial expert because it believes the members of its Audit Committee have sufficient financial expertise and experience to provide effective oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements in accordance with generally accepted accounting principles and Nasdaq rules. In addition, since January 31, 2012, the Audit Committee has engaged directly a former audit partner in a public accounting firm who is a certified public accountant with extensive experience in auditing the financial statements of public and private companies as a consultant to assist the Audit Committee to fulfill its responsibilities. The Audit Committee believes that this type of engagement provides it with additional expertise comparable to what would be provided by an audit committee financial expert.

The Audit Committee approves all auditing and non-auditing services, reviews audit reports and the scope of audit by the Company’s independent registered public accountants and related matters pertaining to the preparation and examination of the Company’s financial statements. From time to time, the Audit Committee makes recommendations to the Board of Directors with respect to the foregoing matters. The Audit Committee held four meetings in fiscal 2020.

Board of Directors’ Role in Oversight of Risk

Management is responsible for the Company’s day-to-day risk management activities and the Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, the Company’s Board of Directors focuses on understanding the nature of the Company’s enterprise risks, including operations, strategic direction and cybersecurity, as well as the adequacy of the Company’s overall risk management system. There are a number of ways the Board performs this function, including the following:

◾	The Audit Committee assists the Board in its oversight of risk management by discussing with management INDUS’s major risk exposures, including financial and cybersecurity risks and the steps management has taken to monitor and control such exposures.
◾	The Compensation Committee focuses on risks relating to human capital management, talent retention and remuneration of our officers and employees.
◾	The Board as a whole focuses on reputational, corporate governance, operational, succession, COVID-19 pandemic and other related risks.

Critical components of our risk oversight framework include regular communication among the Board, our management and executive team, and our risk management infrastructure to identify, assess and manage risk.

While the Board oversees the company’s risk management, INDUS’s management team is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the company and that the leadership structure of the Board supports this approach. The Board does not believe that its role in the oversight of INDUS’s risk affects the Board’s leadership structure.

Cybersecurity Risk

Cybersecurity is a growing risk for companies. While the Audit Committee is tasked with overseeing cybersecurity, it is of particular concern to the full Board. Management reports at least annually to the full Board, as well as quarterly to the Audit Committee, regarding the steps that the Company is taking to protect the Company from cyber-attacks or intrusions. The steps the Company has taken include but are not limited to employee awareness, the use of strong and unique passwords that must be changed at certain intervals, monthly network intrusion, vulnerability and penetration testing, protection of critical network hardware, and annual testing of disaster recovery plans.  Data is backed up nightly using automated, secure and redundant processes. Management focuses on the following areas: legal and compliance; operations and technology; business continuity and crisis management; leadership and governance; human factors; and information risk management. The Company maintains standalone cybersecurity insurance. To our knowledge, we have not experienced a material breach in information security.

Compensation Risk

The Compensation Committee reviews compensation policies and practices affecting employees in addition to those applicable to executive officers. The Compensation Committee has determined that it is not reasonably likely that the Company’s compensation policies and practices for its employees would have a material adverse effect on the Company.

Nominating Committee

The Company’s Nominating Committee consists of David R. Bechtel, Jonathan P. May, Molly North, Amy Rose Silverman and Albert H. Small, Jr. with Mr. May serving as Chairman. All five members of the Nominating Committee are independent directors under the applicable Nasdaq rules. The Nominating Committee reviews candidates for appointment to the INDUS Board of Directors. In searching for qualified director candidates, the Board may solicit current directors and ask them to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee may consult with outside advisors or retain search firms to assist in the search for qualified candidates. The Nominating Committee will also consider suggestions from stockholders for nominees for election as directors. The Nominating Committee does not have a policy on the consideration of director nominees recommended by stockholders. The Board believes such a policy is unnecessary, as the Nominating Committee will consider a nominee based on his or her qualifications, regardless of whether the nominee is recommended by stockholders. Any stockholder who wishes to recommend a candidate to the Nominating Committee for consideration as a director nominee should submit the recommendation in writing to the Secretary of INDUS by following the same procedures in the Company’s Amended and Restated Bylaws as for stockholder nominations of directors to permit the Nominating Committee to complete its review in a timely fashion. The Nominating Committee operates under a written charter, which is publicly available in the “Corporate Governance” section of the “Investors” section of the Company’s website located at www.indusrt.com. The Nominating Committee held one meeting in fiscal 2020.

Board Diversity; Selection and Evaluation of Director Candidates

The Board seeks to ensure that a majority of its members are independent within the Nasdaq listing standards. In evaluating the desired skills and characteristics of prospective Board members, the Nominating Committee values diversity, including profession, geography, gender, ethnicity, tenure, age, skills and experience.  When the Nominating Committee evaluates prospective Board members, it will consider diversity, in its broadest sense, within the context of the composition of the Board as a whole, and it will assess the effectiveness of this policy as part of its annual self-evaluation. The Nominating Committee shall select prospective Board members with personal and professional integrity, who have demonstrated appropriate ability and judgment and who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company and its stockholders. In addition, directors must be committed to devoting the time and effort necessary to be responsible and productive members of the Board.

Elements of Board Diversity (by Number of Directors)
Age	Tenure	Gender & Minority Diversity

Board Leadership Structure

INDUS’s current Chairman of the Board is Gordon F. Dugan. Since January 2016, the positions of Chairman of the Board and Chief Executive Officer have been held by separate individuals. Although the Board has concluded that the Company and its stockholders are best served at this time by separating the roles of Chairman of the Board and Chief Executive Officer, the Board believes that there is no single approach to providing Board leadership, and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company at any given time. Accordingly, the optimal board leadership structure for the Company may vary as circumstances change. Our current leadership structure permits Mr. DuGan, who has significant experience in the industrial real estate sector, to provide critical strategic guidance to INDUS and focus on Board-related matters, while Mr. Gamzon is able to focus on the day-to-day operation of our business.

Communication with the Board or Nominating Committee

Stockholders who wish to communicate with the Board of Directors or the Nominating Committee should address their communications to Jonathan P. May, Chairman of the Nominating Committee, via first class mail, at INDUS Realty Trust, Inc., 641 Lexington Avenue, 26th Floor, New York, New York, 10022. Such communication will be distributed to the specific director(s) requested by the stockholders, or if generally to the Board of Directors, to other members of the Board of Directors as may be appropriate depending on the material outlined in the stockholder communication.

Compensation Committee

INDUS’s Compensation Committee consists of David R. Bechtel, Jonathan P. May, Molly North, Amy Rose Silverman and Albert H. Small, Jr., with Mr. Small, Jr. serving as Chairman. All of the members of the Compensation Committee are independent directors and meet the heightened independence requirements for members of the compensation committee under Nasdaq rules. The Compensation Committee oversees INDUS’s executive compensation programs, the INDUS Realty Trust, Inc. and INDUS Realty, LLC 2020 Incentive Award Plan, INDUS’s 2009 Stock Option Plan, INDUS’s 401(k) Savings Plan (the “INDUS 401(k) Savings Plan”) and INDUS’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”).

The Compensation Committee operates under a written charter, which is publicly available in the “Corporate Governance” section of the “Investors” section of INDUS’s website located at www.indusrt.com. Under its charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of INDUS to meet with the Compensation Committee or any advisers engaged by the Compensation Committee. In addition to the foregoing and other authority expressly delegated to the Compensation Committee in the charter, the Compensation Committee may also exercise any other powers and carry out any other responsibilities consistent with the charter, the purposes of the Compensation Committee, INDUS’s Amended and Restated Bylaws and applicable rules of Nasdaq. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time.

The Compensation Committee held two meetings in fiscal 2020.

Insider Trading Policy

INDUS’s Board has adopted an Insider Trading Policy, which applies to all directors, officers, employees and consultants of INDUS (including members of their households) and any entities controlled by individuals subject to the Insider Trading Policy (such entities together with all directors, officers, employees, consultants and all persons living in their households are referred to as “Covered Persons”). INDUS’s Insider Trading Policy prohibits Covered Persons from: (a) purchasing INDUS stock on margin or pledging INDUS securities to secure loans; (b) selling short INDUS stock; (c) buying or selling put or call options on INDUS stock or entering into other derivative transactions; and (d) entering into other hedging transactions involving INDUS Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND PRINCIPAL HOLDERS

The following table lists the number of shares and options to purchase shares of common stock of the Company beneficially owned or held by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) each director; (iii) the Named Executive Officers; and (iv) all directors and executive officers of the Company, collectively. Unless otherwise indicated, information is provided as of April 22, 2021 and the address of all directors and executive officers is c/o INDUS Realty Trust, Inc., 641 Lexington Avenue, 26th Floor, New York, NY 10022.

	Shares
	Beneficially	Percent
Name and Address	Owned (1)	of Total
Cullman and Ernst Group (2)	2,381,860	30.6
Edgar M. Cullman, Jr. (2)	878,490	11.4
Frederick M. Danziger (2)	278,420	3.6
Michael S. Gamzon (2)	157,884	2.0
David R. Bechtel	6,969	*
Gordon F. DuGan	55,957	*
Jonathan P. May	11,117	*
Molly J. North	1,485	*
Amy Rose Silverman	1,657	*
Albert H. Small, Jr.	15,262	*
Ardevan Yaghoubi	-	-
Anthony J. Galici	41,257	*
Thomas M. Lescalleet	12,775	*
Scott Bosco	7,154	*
Gabelli Funds, LLC et al. (3)	1,458,854	18.9
Gabelli Funds, LLC
One Corporate Center
Rye, NY 10580
Conversant Capital LLC et al. (4)	849,088	11.0
Conversant Capital LLC
90 Park Avenue, 32nd Floor
New York, NY 10016
All directors and executive officers collectively, consisting of 13 persons (5)	1,468,427	18.7

*	Less than 1%

(1)	This information reflects the definition of beneficial ownership adopted by the SEC. Beneficial ownership reflects sole investment and voting power, unless otherwise indicated in the footnotes to this table. Where more than one person shares investment and voting power in the same shares, such shares may be shown more than once. Such shares are reflected only once, however, in the total for all directors and executive officers. The number of shares beneficially owned includes stock options granted pursuant to the INDUS Realty Trust, Inc. and INDUS Realty, LLC 2020 Incentive Award Plan (the “2020 Plan”) and the INDUS Realty Trust, Inc. 2009 Stock Option Plan (the “2009 Plan”), that are exercisable within 60 days of April 22, 2021 as follows:

Options Exercisable
Within 60 Days of
Name	April 22, 2021
Edgar M. Cullman, Jr.	7,024
Frederick M. Danziger	—
Michael S. Gamzon	56,216
David R. Bechtel	5,851
Gordon F. DuGan	1,485
Jonathan P. May	11,117
Molly J. North	1,485
Amy Rose Silverman	1,657
Albert H. Small, Jr.	9,206
Ardevan Yaghoubi	—
Anthony J. Galici	12,775
Thomas M. Lescalleet	12,775
Scott Bosco	7,154

(2)	Based on Schedule 13D/A filed with the SEC on April 27, 2017 on behalf of the Cullman and Ernst Group and INDUS’s records. Included in the shares held by the Cullman and Ernst Group are the following:

		Shares with	Shares with
	Shares	Sole Voting and	Shared Voting
	Beneficially	Dispositive	and Dispositive
Name	Owned	Power	Power
Cullman Jr., Edgar M.	878,490	50,578	827,912
Cullman, Susan R.	791,954	48,320	743,634
Danziger, Lucy C.	582,601	86,777	495,824
Danziger, David M.	475,405	59,295	416,110
Gamzon, Rebecca D.	393,752	10,734	383,018
Ernst, John L.	381,509	7,476	374,033
Sicher, Carolyn B.	350,038	21,796	328,242
Cullman, Georgina D.	346,091	9,717	336,374
Cullman, Elissa F.	331,134	15,109	316,025
Cullman, Samuel B.	329,856	13,831	316,025
Cullman III, Edgar M.	327,480	11,455	316,025
Danziger, Frederick M.	278,420	70,093	208,327
B Bros. Realty LLC (a)	237,882	237,882	—
Gamzon, Michael S.	157,884	107,010	50,874
Fabrici, Carolyn S.	111,962	—	111,962
Ernst, Alexandra	96,073	1,778	94,295
Danziger, Sheena S.	50,874	—	50,874
Kerns, Jessica P.	45,922	1,271	44,651
Estate of Louise B. Cullman (b)	28,538	28,538	—
Ernst, Margot P.	22,155	—	22,155
Ernst, Matthew L.	5,264	1,677	3,587
Stewart, Benjamin C.	6,100	6,100	—

(a)	Susan R. Cullman and John L. Ernst are managing members.

(b)	Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger are executors.

The Schedule 13D/A states that there is no formal agreement governing the Cullman and Ernst Group’s holding and voting of shares held by members of the Cullman and Ernst Group but that there is an informal understanding that the persons and entities included in the group will hold and vote together with respect to shares owned by each of them in each case subject to any applicable fiduciary responsibilities. None of the shares held by members of the Cullman and Ernst Group are pledged.

(3)	The Company has received a copy of a Schedule 13D/A as filed with the SEC by Gabelli Funds, LLC et al., reporting ownership of these shares as of March 5, 2021. As reported in said Schedule 13D/A, Gabelli Funds, LLC reports sole dispositive power with respect to 565,434 shares, GAMCO Asset Management Inc. (“GAMCO”) reports sole voting power with respect to 586,830 shares and sole dispositive power with respect to 640,065 shares, Teton Advisors, Inc. (“Teton Advisors”) reports sole voting and dispositive power with respect to 251,292 shares and Gabelli Foundation, Inc. (the “Foundation”) reports sole voting and dispositive power with respect to 2,063 shares. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. Associated Capital Group, Inc. (“AC”), GAMCO Investors, Inc. (“GBL”) and GGCP, Inc. (“GGCP”) are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.
(4)	Beneficial ownership based on a copy of a 13D/A as filed with the SEC by Conversant Capital LLC (“Conversant Capital”), reporting ownership of these shares as of March 5, 2021 and information known to the Company. Conversant Capital reports sole voting and dispositive power with respect to 849,088 shares, excluding 515,747 shares issuable upon exercise of a warrant (the “Warrant”) held by CM Change Industrial LP (“CM Change”).Conversant GP Holdings LLC (“Conversant GP”) reports shared voting and dispositive power with respect to 849,088 shares, excluding 515,747 shares issuable upon exercise of the Warrant held by CM Change. CM Change reports shared voting and dispositive power with respect to 515,755, excluding 515,747 shares issuable upon exercise of the Warrant held by CM Change, CM Change Industrial II LP (“CM Change II”) reports shared voting and dispositive power with respect to 333,333 shares and Michael Simanovsky report shared voting and dispositive power with respect to 849,088 shares, excluding 515,747 shares issuable upon exercise of the Warrant held by CM Change. Conversant Capital is an investment management company and manager of CM Change and CM Change II. Conversant GP serves as general partner of CM Change and CM Change II. Mr. Simanovsky serves as the sole managing member of Conversant GP and Conversant Capital. The Warrant contains restrictions on exercise such that it may not be exercised if the number of shares to be issued pursuant to such exercise or conversion would result in the holder beneficially owning in excess of 9.90% of all of the shares of the Company’s common stock outstanding at such time.
(5)	Excluding shares held by certain charitable foundations, the officers and/or directors of which include certain executive officers and directors of the Company.

INTERESTS IN CERTAIN TRANSACTIONS

Bloomingdale Properties Lease

On November 24, 2015, the Audit Committee approved a ten year sublease whereby the Company leased approximately 1,920 square feet of office space for its New York City corporate headquarters from Bloomingdale Properties, Inc. (“Bloomingdale Properties”), an entity controlled by certain members of the Cullman and Ernst Group (see “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”). The sublease with Bloomingdale Properties was at market rates for such space at the time the sublease was entered into and enables either the Company or Bloomingdale Properties to terminate the sublease agreement upon a change in control (as defined therein) of either the Company or Bloomingdale Properties.

Advisory Agreement and Stock Purchase Agreement

Upon his appointment as Chairman on March 3, 2020, Gordon F. DuGan and INDUS entered into an Advisory Agreement whereby, in addition to his services as Chairman, Mr. DuGan has agreed to provide certain advisory services (the “Advisory Services”). Mr. DuGan’s expertise and knowledge of the industrial/logistics sector provides INDUS with significant benefits including access to key stakeholders in the industry. Further, given Mr. DuGan’s experience growing and managing a large REIT in the industrial/logistics sector, we believe that the Advisory Services will be important to INDUS in light of the Company’s election to be taxed as a REIT and as it seeks to expand its business.

As compensation to Mr. DuGan for providing such Advisory Services, Mr. DuGan received: (i) an additional non-qualified stock option (the “Initial Advisor Option”) to purchase 48,000 shares of Common Stock pursuant to the 2009 Plan (subsequently adjusted to 49,061 shares of Common Stock as the result of INDUS’s stock dividend paid on March 8, 2021); and (ii) a non-qualified stock option (the “Supplemental Advisor Option”) to purchase 52,000 shares of Common Stock pursuant to the INDUS 2020 Incentive Award Plan (subsequently adjusted to 53,149 shares of Common Stock as the result of INDUS’s stock dividend paid on March 8, 2021). Both the Initial Advisor Option and the Supplemental Advisor Option vest in equal installments on the third, fourth and fifth anniversaries of March 3, 2020, subject to Mr. DuGan’s continued provision of Advisory Services through the applicable vesting date. There is no ongoing compensation related to the Advisory Agreement in respect of his Advisory Services other than the one-time grants of the Initial Advisor Option and the Supplemental Advisor Option as described above. Mr. DuGan does, however, remain eligible to receive additional compensation in respect of his services as a non-employee Chairman in accordance with the Company’s director compensation program (as may be modified from time to time). For a description of the compensation received by Mr. DuGan as our non-employee Chairman in 2020, see the section entitled “Director Compensation” above. The aggregate fair value of the Initial Advisor Option and the Supplemental Advisor Option received by Mr. DuGan pursuant to the Advisor Agreement was approximately $1,401,161.

Participation in Registered Offering

In connection with our registered offering consummated in March 2021, entities affiliated with one of our holders of more than 5% of our common stock, Conversant Capital LLC, purchased 333,333 shares of our common stock from the underwriters at the public offering price of $60.00 per share, and on the same terms as other investors in such offering.

The information given in this Proxy Statement with respect to the five-year business experience of each director and officer, beneficial ownership of stock and the respective interests of persons in transactions to which INDUS or any of its subsidiaries was a party (other than as appears from the records of INDUS), is based upon statements furnished to INDUS by its directors and officers.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “Summary Compensation Table” below.  As a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, the Company is not required to include a Compensation Discussion and Analysis and has elected to comply with the scaled disclosure requirements applicable to smaller reporting companies. The Company’s named executive officers (the “Named Executive Officers”) for the fiscal year ended November 30, 2020 were as follows:

Michael S. Gamzon	Director, President and Chief Executive Officer (“CEO”) of INDUS
Anthony J. Galici	Executive Vice President and Chief Financial Officer (“CFO”) of INDUS
Thomas M. Lescalleet	Executive Vice President, INDUS Realty, LLC

Summary Compensation Table

The following table presents information regarding compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2020, 2019 and 2018:

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)
Michael S. Gamzon	2020	$545,098	$50,000	$—	$174,200	$16,633	(1)	$785,931
President and Chief	2019	$531,700	$—	$—	$140,510	$16,209		$688,419
Executive Officer of INDUS	2018	$519,038	$—	$—	$118,580	$15,785		$653,403

Anthony J. Galici	2020	$322,780	$25,000	$—	$87,100	$18,135	(2)	$453,015
Executive Vice President and	2019	$314,930	$—	$—	$70,828	$17,877		$403,635
Chief Financial Officer	2018	$307,423	$—	$—	$59,852	$17,648		$384,923
of INDUS

Thomas M. Lescalleet	2020	$282,407	$—	$—	$195,000	$12,048	(3)	$489,455
Executive Vice President,	2019	$275,545	$—	$—	$158,851	$11,822		$446,218
INDUS Realty, LLC	2018	$268,974	$—	$—	$147,225	$11,622		$427,821

(1)	Represents life insurance premium of $272, matching contributions related to the INDUS 401(k) Savings Plan of $7,521 and matching contributions related to the Deferred Compensation Plan of $8,840.
(2)	Represents life insurance premium of $446, matching contributions related to the INDUS 401(k) Savings Plan of $8,475, matching contributions related to the Deferred Compensation Plan of $1,214 and an automobile allowance of $8,000. The automobile allowance will be discontinued in 2021.
(3)	Represents life insurance premium of $272, matching contributions related to the INDUS 401(k) Savings Plan of $8,476 and a medical insurance allowance of $3,300. The medical insurance allowance will be discontinued in 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to each unexercised stock option held by the Company’s Named Executive Officers as of November 30, 2020. There were no other outstanding equity awards as of November 30, 2020.

Option Awards (1)
					Value of	Value of
	Number of	Number of			Unexercised	Unexercised
	Securities	Securities			In-the-Money	In-the-Money
	Underlying	Underlying			Options at	Options at
	Unexercised	Unexercised	Option		Fiscal Year	Fiscal Year
	Options	Options	Exercise	Option	End (2)	End (2)
	(#)	(#)	Price	Expiration	($)	($)
Name	Exercisable	Unexercisable	($)	Date	Exercisable	Unexercisable
Michael S. Gamzon	36,666	18,334	$26.89	5/13/2026	$1,626,870	$813,480

Anthony J. Galici	8,333	4,167	$26.89	5/13/2026	$369,735	$184,890

Thomas M. Lescalleet	8,333	4,167	$26.89	5/13/2026	$369,735	$184,890

(1)	Stock options issued to employees vest in equal installments on the third, fourth and fifth anniversaries from the date of grant (which is ten years prior to the applicable option expiration date).

(2)	The amounts presented in these columns have been calculated based upon the difference between the fair market value of $71.26 per share (the closing price of the Company’s common stock on November 30, 2020) and the exercise price of each stock option.

Narrative to Summary Compensation Table and Additional Narrative Disclosure

As of November 30, 2020, INDUS was not a party to any employment, change in control or other agreement with any Named Executive Officers that was expected to obligate INDUS to provide for material compensation or benefits, including any payments at, following, or in connection with a termination of employment, change in control or change in the Named Executive Officer’s responsibilities.  The narrative below describes the material elements of compensation disclosed in the Summary Compensation Table above.

Base Salary

INDUS pays base salaries to its Named Executive Officers to recognize the fundamental market value for the individual’s skills and experience based on the responsibilities of their respective position. The Compensation Committee seeks to provide its executive officers with base salaries that are commensurate with their professional status, responsibilities, accomplishments and external compensation data.  The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data based on the Company’s peer groups, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations.  The annual base salary of the CEO was determined by the Compensation Committee. The annual base salaries of Mr. Galici and Mr. Lescalleet were determined by the CEO and approved by the Compensation Committee.

Annual Incentive Compensation Program

Each of the Named Executive Officers have an opportunity to earn annual cash incentive awards designed to reward annual corporate and individual performance based on pre-defined goals through participation in the INDUS Realty Trust, Inc. Incentive Compensation Plan for fiscal year 2020 (the “INDUS Incentive Plan”). Under the INDUS Incentive Plan, incentive compensation was awarded based on the achievement of certain specific performance measures in one or more of the following six components: (i) Adjusted Funds from Operations; (ii) Property Sales; (iii) Build-to-Suit Projects; (iv) Buildings Built on Speculation; (v) Leasing; and (vi) Acquisitions. Each Named Executive Officer is entitled to a specific percentage of each incentive compensation pool under the INDUS Incentive Plan based upon his responsibilities as determined by senior management and approved by the Compensation Committee. Additionally, the Compensation Committee retains the discretion to adjust incentive compensation awards to the Company’s employees. The Compensation Committee granted discretionary bonuses in an aggregate amount of $75,000 to certain of the Company’s Named Executive Officers for fiscal 2020. Messrs. Gamzon and Galici received discretionary bonus amounts of $50,000 and $25,000, respectively, reflecting their efforts related to the Company’s conversion to a REIT, completion of the private placement of common stock and the warrant, increased investor relations and recruitment of key personnel including the Chairman of the Board of Directors.

The maximum compensation amounts and amounts accrued under the INDUS Incentive Plan with respect to each performance measure for fiscal 2020, based on the level of achievement of each incentive plan component, and the amounts accrued under such plan for discretionary awards are shown in the following table. The amounts in the table below reflect performance against each incentive plan component (or, in the case of the discretionary awards, the determination of the Compensation Committee).

	Maximum Aggregate	Amount Earned
	Amount of Incentive	Based on Actual Level
Incentive Plan Component	Plan Component	of Achievement
Adjusted Funds from Operations	$656,250	$529,155
Property Sales	250,000	209,523
Build-to-Suit Projects	300,000	—
Buildings Built on Speculation	300,000	—
Leasing	180,000	220,000	(1)
Acquisitions	200,000	—
Discretionary Awards	—	86,000
	$1,886,250	$1,044,678

(1)	The Amount Earned Based on Actual Level of Achievement was increased by $40,000 for the Leasing Incentive Plan Component because actual results were substantially greater than planned.

The aggregate amount of $1,044,678 earned under the INDUS Incentive Plan is not expected to be fully allocated and paid to the Company’s employees for fiscal 2020. Incentive compensation for fiscal 2020 of approximately $990,400 was paid to the Company’s employees under such plan, with $531,300 of such amount paid to Named Executive Officers. Such payments to the Named Executive Officers will be based on the specific percentages of each incentive compensation pool as per the INDUS Incentive Plan, plus the specifically allocated discretionary bonuses for Messrs. Gamzon and Galici noted above.

Equity Compensation

No stock options or other equity compensation was awarded to any of the Named Executive Officers or to any employee of the Company in fiscal 2020. The currently outstanding stock options held by the Named Executive Officers vest in equal installments on the third, fourth and fifth anniversaries from the date of grant, subject to acceleration of vesting as set forth below.

While the Company was not a party to any employment, change in control or other agreement with any Named Executive Officers, pursuant to the 2009 Stock Option Plan, if option grants are assumed by a successor corporation (or a parent or subsidiary thereof) in connection with a change in control, the vesting of such grants will be accelerated upon termination of a Named Executive Officer’s employment upon or within twelve months following such change in control. As of November 30, 2020, the closing market price of $71.26 per share of the Company’s common stock exceeded the exercise price for all of the outstanding options held by Named Executive Officers and the aggregate value of all unvested options held by the Named Executive Officers (based on the excess of the November 30, 2020 closing price of the Company’s common stock over the exercise price) was $1,183,260. The individual awards for each Named Executive Officer and the values thereof are set forth in the table in the Outstanding Equity Awards at Fiscal Year-End section above.

Deferred Compensation

The Company maintains a Deferred Compensation Plan for certain of its employees, including the Named Executive Officers, who, due to Internal Revenue Service regulations, cannot take full advantage of the INDUS 401(k) Savings Plan (the “401(k) Plan”). A portion of an eligible employee’s salary may be deferred under the Deferred Compensation Plan. The investment options in the Deferred Compensation Plan currently mirror those of the 401(k) Plan. The Deferred Compensation Plan is unfunded, with benefits to be paid from the Company’s assets. Performance results of an employee’s balance in the Deferred Compensation Plan are based on the returns of the mutual funds and one common collective trust fund that may be selected by the employee as if the amounts deferred were invested in the selected mutual funds and the common collective trust fund. Distributions from the Deferred Compensation Plan generally may occur at termination of employment, change in control and/or at the time of qualifying hardship events.

Participants of the Company’s Deferred Compensation Plan may elect to have their balances paid out in a lump sum or annual installments upon termination of employment or a change in control of the Company. The Company’s contributions to the Deferred Compensation Plan for Messrs. Gamzon and Galici were $8,840 and $1,214, respectively, and are included in the “All Other Compensation” column of the Summary Compensation Table. Mr. Lescalleet did not contribute to the Deferred Compensation Plan in fiscal 2020. No earnings from the Deferred Compensation Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

Other Compensation Programs and Policies

Retirement Plans. INDUS sponsors the 401(k) Plan, pursuant to which certain employees, including the Named Executive Officers, are eligible to participate. The Company makes matching contributions of 50% of the eligible employee’s contributions (limited to 10% of compensation as defined by the 401(k) Plan) and may also make annual discretionary contributions. For 2020, the Company made a discretionary contribution to each participant equal to 5.0% of each participant’s compensation. Each Named Executive Officer receives the same percentages of Company contributions as the other 401(k) plan participants.

Perquisites and Other Benefits. The Compensation Committee annually reviews the perquisites that senior management receive. The Named Executive Officers participate in the Company’s medical insurance and life insurance plans on the same terms as other officers. INDUS does not provide its executive officers reimbursement for country clubs, financial planning or other perquisites of a similar nature. Certain automobile and medical insurance allowances were provided to certain Named Executive Officers in fiscal 2020; however, such allowances have been discontinued for 2021.

Hedging and Pledging Policy. INDUS prohibits Company directors, officers and employees (and related persons and entities) from (i) engaging in any hedging or monetization transactions involving Company securities or from purchasing or selling any put or call option contract derivative contract or similar instrument with respect to Company securities and (ii) pledging Company securities as collateral for a loan or holding such shares in a margin account.

No Employment, Change in Control or Severance Agreements. As a matter of its business philosophy, INDUS generally does not enter into employment, change in control or severance agreements with its executive officers that are expected to obligate the Company to provide any material compensation or benefits in connection with a termination of employment, change in control or change in the Named Executive Officer’s responsibilities.  Additionally, INDUS generally does not guarantee a certain amount of incentive compensation to its Executive Officers other than unique circumstance such as for new hires where the Company may guarantee a certain level of incentive compensation in the first year of service.

Updates for the 2021 Executive Compensation Program

The Compensation Committee considered the results of the Company’s say-on-pay advisory vote and, despite the high level of stockholder support in such vote, proactively has made a number of changes to further refine the Company’s executive compensation program for 2021 (the “2021 Executive Compensation Program”). A general summary of the 2021 Executive Compensation Program is discussed below.

Overview of 2021 Executive Compensation Program Philosophy and Objective

The 2021 Executive Compensation Program is designed to align further INDUS’s executive compensation with the long-term success of the Company and with stockholders’ interests and to tie a significant portion of each executive’s compensation to key business objectives. The 2021 Executive Compensation Program seeks to achieve balance between (i) fixed and variable compensation, so that a portion of executive compensation is subject to risk and tied to Company and individual performance; (ii) short-term and long-term incentives; and (iii) cash and equity.

To assist in evaluating its compensation practices, the Company engaged Frederic W. Cook & Co., Inc. (“FW Cook”), as its independent executive compensation adviser in fiscal 2020.  FW Cook advised the Company on a range of compensation opportunities and provided comparative pay levels utilized by companies in the real estate business and those similar in size to INDUS.  FW Cook advised on base salary, target annual incentive bonus, target total cash compensation, target long-term incentives, and target total direct compensation.  In determining compensation opportunities for 2021, the Compensation Committee examined each component on both a stand-alone and aggregate basis. Using its business judgment, the Compensation Committee made its decisions based on comparative data, professional advice, each executive’s experience level, job performance, duties and responsibilities, the Company’s historical and expected performance and internal pay equity.

INDUS and the Compensation Committee considered evolving best practices in executive compensation and corporate governance and the following highlights key goals and elements included in the Company’s 2021 Executive Compensation Program (some of which was in place prior to 2021):

1)	Align Pay for Performance: A substantial portion of compensation is not guaranteed and is linked to the achievement of key financial metrics.

2)	Balance Short Term and Long Term: INDUS’s incentive programs provide a balance of annual and longer-term incentives, including performance metrics that measure both absolute performance (for short-term incentives) and relative performance (total shareholder returns for long-term incentives).

3)	Cap the maximum payouts: INDUS established maximum amounts that may be earned under any award of performance-based compensation for its executives, typically set at or below the levels of comparable peers.

4)	Stock Ownership Guidelines: INDUS’s executive officers and directors are subject to stock ownership and retention guidelines as further described below.

5)	Clawback: INDUS has a policy that requires the reimbursement of certain incentive compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company as further described below.

6)	Independent Compensation Consultant: INDUS’s Compensation Committee utilized an independent consultant to provide guidance on a variety of executive compensation matters for 2021.

7)	Independent Compensation Committee: INDUS’s Compensation Committee is comprised solely of independent directors.

Further, the following executive compensation policies were eliminated or avoided in 2021:

1)	No employment or severance agreements: INDUS does not have employment or severance agreements with any of its executive officers and does not guarantee annual salary increases to executive officers.

2)	No accelerated vesting upon termination: Restricted stock units under long-term equity incentives do not provide for accelerated vesting in the event of a termination of employment.

3)	No tax gross-ups and limited perquisites: INDUS does not provide any tax gross-ups for benefits or compensation received and its executive officers are provided with limited perquisites.

4)	No dividend equivalents on unvested restricted stock units: Restricted stock units do not receive dividend equivalents during the restricted period; accrued dividends are paid only to the extent the restricted stock units vest.

5)	No hedging or pledging of stock: INDUS’s executive officers and directors are expressly prohibited from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities.

6)	No re-pricings without stockholder approval: INDUS does not allow the re-pricing of equity awards granted under the 2020 Incentive Award Plan without the approval of stockholders.

Overview of Elements of 2021 Executive Compensation Program

Under the 2021 Executive Compensation Program, the total compensation opportunity for the Company’s Named Executive Officers in 2021 incorporates three primary components: base salary, an annual cash incentive award and a long-term equity incentive award.

Base Salary

Similar to fiscal 2020, base salaries (the fixed portion of compensation) are intended to recognize the fundamental market value for each Named Executive Officer’s skills and experience based on the responsibilities of his respective position. As part of its review of the Company’s 2021 Executive Compensation Program, the Compensation Committee and INDUS’s Chief Executive Officer agreed that a greater portion of the Chief Executive Officer’s total annual cash compensation should be “at risk” and tied to the Company’s performance.  As a result, the Chief Executive Officer’s base salary for 2021 was reduced to $475,000 from $546,500 in 2020.

Annual Incentive Compensation Program

For the 2021 Executive Compensation Program, the Compensation Committee established a target annual incentive award opportunity for each of the Company’s Named Executive Officers based on a review of his respective individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company.  The Compensation Committee set target annual cash incentive equal to a specified percentage of annual base salary. Each annual cash incentive award has a threshold, target and maximum goal based on corporate and individual metrics. If the threshold, target or maximum goal for a performance metric is achieved, then the performance metric will be deemed to be earned at 50%, 100% or 150%, respectively. Results below the threshold goal result in a zero payout and achievement at levels between the threshold and maximum goals are determined via linear interpolation. No more than 150% of the target award may be earned under the annual cash incentive plan.

Equity Compensation

Starting in 2021, the Compensation Committee will provide long-term incentive compensation through the grant of equity awards to INDUS’s executives on an annual basis. These equity awards are intended as incentive awards to the executives for the creation of value and corresponding growth in INDUS’s stock price over time and for employee retention.  Such long term equity incentive (“LTIP”) awards were granted as 50% restricted stock units (“RSUs”) and 50% performance stock units (“PSUs”). RSU awards granted to Named Executive Officers generally vest in equal annual installments on the first three anniversaries of the grant date, provided the Named Executive Officer remains employed with the Company on such vesting date.  PSU awards granted to Named Executive Officers generally vest after three years, if and to the extent certain performance goals are met, with up to 200% payout upon achievement of maximum performance.  The performance goals are based on the Company’s relative total stockholder return (“rTSR”) compared to two indices over a three-year measurement period.  The two indices are the NAREIT FTSE Industrial Index (as adjusted to exclude those companies principally focused on highly specialized end uses such as cold storage or the cannabis industry) and the MSCI REIT US Equity Index.

The Compensation Committee, in consultation with FW Cook, established the amount of the annual LTIP awards for the Company’s officers and employees.  The amount and terms of the LTIP Plan were based on studies of comparable companies’ plans taking into account size of company, market capitalization, industry and other factors.  Such annual amount may change in future periods.  For fiscal 2021, the Compensation Committee granted LTIP awards in an amount greater than what is expected to be the annual grant amounts because the last equity award granted to employees was in 2016 and the Company has had strong relative and absolute total stockholder returns on a one, three and five year basis.

Other Compensation Policies

In fiscal 2021, INDUS also implemented the following:

Clawback. INDUS has a policy that requires the reimbursement of incentive compensation in the event of a substantial restatement of its financial results caused by intentional misconduct by senior officers of the Company, including the Named Executive Officers. The Board reserves the right to review the incentive compensation received by the senior officers with respect to the period to which the restatement relates, recalculate the Company’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the senior officer or officers whose intentional misconduct was the cause of the restatement.

Stock Ownership Guidelines. INDUS has guidelines that requires ownership of the Company’s common stock by executive officers. Executive Officers are required to own Company stock with a market value of at least: (i) five times annual base salary for the Chief Executive Officer and (ii) two times annual base salary for Executive Vice Presidents. Directors and Executive Officers are required to retain 100% of stock granted, net of tax payments incurred from the award of such stock, until the multiple is achieved.

Shareholder Say-on-Pay Votes

At INDUS’s 2020 annual meeting of stockholders, INDUS’s stockholders were given the opportunity to cast an advisory vote on INDUS’s executive compensation. Approximately 99% of the votes cast on this “2020 say-on-pay vote” were voted in favor of the proposal. INDUS has considered the 2020 say-on-pay vote and believes that the support for the 2020 say-on-pay vote proposal indicates that INDUS’s stockholders casting votes are supportive of the approach to executive compensation. In the future, INDUS will continue to consider the outcome of the say-on-pay votes when making compensation decisions regarding its Named Executive Officers.

Director Compensation

The following table represents information regarding the compensation paid during fiscal 2020 to members of the Company’s Board of Directors who are not also employees (the “Non-Employee Directors”). The compensation paid to Mr. Gamzon is presented above in the Summary Compensation Table and the related narrative disclosure. Mr. Gamzon did not receive compensation related to his activity as a member of the Board of Directors. In accordance with the terms of an agreement between the Company and Mr. Yaghoubi, Mr. Yaghoubi will not receive any compensation, other than the customary reimbursement of expenses as applicable to all other Company directors in connection with serving on the Board.

	Fees
	Earned or		Option		All Other
	Paid in Cash		Awards		Compensation		Total
Name	($)		($)		$		($)
David R. Bechtel	$71,500		$11,484	(1)	$—		$82,984
Edgar M. Cullman, Jr.	$47,000		$11,484	(1)	$—		$58,484
Frederick M. Danziger	$49,555		$11,484	(1)	$—		$61,039
Gordon F. DuGan	$50,484	(2)	$29,341	(1)	$1,401,161	(4)	$1,480,986
Jonathan P. May	$69,000		$11,484	(1)	$—		$80,484
Molly J. North	$48,070	(3)	$29,341	(1)	$—		$77,411
Amy Rose Silverman	$58,500		$11,484	(1)	$—		$69,984
Albert H. Small, Jr.	$61,000		$11,484	(1)	$—		$72,484
Ardevan Yaghoubi	$—		$—		$—		$—

(1)	The amount shown for option awards reflects the grant date fair value of options granted in fiscal 2020 in consideration for each member’s services on the Board of Directors. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of this Form 10-K in Note 8 of the Notes to Consolidated Financial Statements.
(2)	Mr. DuGan was appointed to serve on the Board of Directors on March 3, 2020. The fees reported are for the period March 3 through November 30, 2020.
(3)	Ms. North was appointed to serve on the Board of Directors on March 3, 2020. The fees reported are for the period March 3 through November 30, 2020.
(4)	Mr. DuGan provided advisory services to the Company in fiscal 2020 and in consideration for such services, Mr. DuGan was awarded (a) an option to purchase 48,000 shares under the 2009 Stock Option Plan with a grant date fair value of $664,320 and (b) an option to purchase 52,000 shares under the INDUS Realty Trust, Inc. and INDUS Realty, LLC 2020 Incentive Award Plan with a grant date fair value of $736,841. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards included in Note 8 of the Notes to Consolidated Financial Statements Part II, Item 8, “Financial Statements and Supplementary Data” of INDUS’s Form 10-K for the year ended November 30, 2020 filed on February 18, 2021.

The following table represents the number of outstanding and unexercised stock option awards held by each of the Non-Employee Directors as of November 30, 2020:

Number of
Shares
Subject to
Outstanding
Options
Director	as of 11/30/20
David R. Bechtel	6,771
Edgar M. Cullman, Jr.	7,919
Frederick M. Danziger	1,044
Gordon F. DuGan	102,497
Jonathan P. May	11,925
Molly J. North	2,497
Amy Rose Silverman	2,666
Albert H. Small, Jr.	10,055
Ardevan Yaghoubi	—

In 2020, Non-Employee Directors received a cash retainer fee of $35,000 per year. In addition, Non-Employee Directors receive meeting fees equal to $1,500 for each board meeting they attend and $1,000 for each committee meeting they attend. Further, certain members of the Board receive additional fees for service as Chairman of the Board of Directors or the chair or member of certain committees. Chairman of the Board of Directors (to the extent not an employee) receives an annual fee of $15,000. The Chairmen of the Audit and Compensation Committees each receive an annual fee of $10,000 per year. The Nominating Committee Chairman receives an annual fee of $5,000 per year. Audit and Compensation Committee members, excluding the Chairmen of such committees, each receive $5,000 per year for their service on those committees. Members of the Nominating Committee, excluding the Chairman, each receive $2,500 per year for their service on that committee. Annual fees are paid in quarterly installments. Upon the initial election of the two new Non-Employee Directors, Mr. DuGan and Ms. North, to the Board of Directors, each was granted an option exercisable for shares of common stock at an exercise price equal to the fair market value of a share of common stock at the time of the grant. The number of shares subject to options granted to the new Non-Employee Directors at the time of their initial election to the Board of Directors was equal to $60,000 divided by the fair market value per share of the Company’s common stock at the time of grant. The Company granted Mr. DuGan and Ms. North options exercisable for 1,453 shares of common stock at the time of their initial appointment to the Board of Directors. Stock options granted to Non-Employee Directors upon their initial election to the Board of Directors vest immediately upon issuance. Consistent with prior years, upon reelection, all Non-Employee Directors were also granted options exercisable for shares of common stock at an exercise price that was the fair market value of a share of common stock at the time of grant. The number of shares subject to each option granted to the Non-Employee Directors upon their reelection to the Board of Directors in 2020, was equal to $40,000 divided by the fair market value per share of the Company’s common stock at the time of grant. Stock options granted to Non-Employee Directors upon their re-election to the Board of Directors vest on the second anniversary of the date of grant. In 2020, the Company granted Messrs. Bechtel, Cullman, Jr., Danziger, DuGan, May, and Small, Jr. and Mses. North and Silverman each options exercisable for 1,044 shares of common stock upon their reelection to the Board of Directors.

In an effort to continue to improve our corporate governance and align with market standards for director compensation practices, INDUS engaged FW Cook as its independent executive compensation adviser to review 2020 director compensation practices and propose improvements to the existing program. In addition to the advisory work that FW Cook completed with respect to the 2021 Executive Compensation Plan, FW Cook also advised INDUS on board cash retainers amounts, equity awards, meeting fees, as well as committee and leadership retainers. In determining board compensation opportunities for 2021, the Compensation Committee examined each component on both a stand-alone and aggregate basis and has made the following changes to director compensation for 2021:

✓Eliminated board and committee meeting fees
✓Set cash compensation to be paid quarterly in arrears
✓Set board retainer to an amount equal to $90,000 (split 50% cash, 50% equity)
✓	Implemented modest increases to committee member retainers and committee chair retainers to recognize elimination of committee meeting fees and increased workload expected of directors at the committee level
✓	Implemented director equity grants in the form of RSUs under the 2020 Incentive Award Plan, with vesting on the earlier of one year from the grant date or the next annual shareholder meeting
✓	Adopted director stock ownership guidelines requiring ownership equal to 4x the annual cash board retainer, with 100% retention of equity (net of taxes) until multiple is achieved
✓Eliminated initial equity grant; instead, providing pro-rata annual grant for election year

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

INDUS’s Audit Committee is comprised of Mr. Bechtel, as Chairman, Mr. May and Ms. North. All members of the Audit Committee meet the Nasdaq composition requirements, including the requirements regarding financial literacy, and the Board has determined that each member is independent under the listing standards of Nasdaq and the rules of the SEC, regarding audit committee membership. The Audit Committee operates under a written charter, which is publicly available in the “Corporate Governance” section of the “Investors” section of INDUS’s website located at www.indusrt.com.

The primary function of the Audit Committee is to assist INDUS’s Board with its oversight responsibilities regarding: (i) the integrity of INDUS’s financial statements; (ii) INDUS’s compliance with legal and regulatory requirements; (iii) the independent registered public accountant’s qualifications and independence; and (iv) the performance of the independent registered public accountants. The Audit Committee prepared the report required by the rules of the SEC to be included in this Proxy Statement.

The Audit Committee’s powers and responsibilities include: (1) the sole authority for the appointment, compensation, retention and oversight of the independent registered public accountants; (2) the pre-approval of audit and non-audit services by the independent registered public accountants; (3) the review of independence of the independent registered public accountants; (4) the ongoing review of all related party transactions; (5) the establishment of procedures for the receipt, retention and treatment of complaints received by INDUS regarding accounting, internal accounting controls or auditing matters; and (6) the regular reporting to the Board of any issues that arise with respect to the quality or integrity of INDUS’s financial statements.

Review of INDUS’s Audited Financial Statements for the Fiscal Year Ended November 30, 2020

The Audit Committee reviewed and discussed the audited consolidated financial statements of INDUS for the fiscal year ended November 30, 2020 with INDUS’s management. The Audit Committee discussed with RSM US, INDUS’s independent registered public accountants for the fiscal year ended November 30, 2020, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from RSM US required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee has discussed the independence of RSM US with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that INDUS’s audited consolidated financial statements be included in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020 for filing with the SEC.

Submitted By:	David R. Bechtel (Chairman)
Jonathan P. May
Molly North

The information under “Review of INDUS’s Audited Financial Statements for the Fiscal Year Ended November 30, 2020” shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that INDUS specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL II. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The following is a summary of the fees incurred by INDUS for professional services rendered by RSM US LLP (“RSM US”) for fiscal 2020 and fiscal 2019:

	Fiscal	Fiscal
	2020 Fees	2019 Fees
Audit fees	$428,819	$499,581
Audit-related fees	55,400	20,415
Tax fees	57,675	47,500
All other fees	—	—
	$541,894	$567,496

Audit fees consist of fees incurred for professional services rendered for the audit of INDUS’s consolidated financial statements and for the review of INDUS’s interim consolidated financial statements. Audit-related fees in fiscal 2020 reflect fees for professional services rendered by RSM US in connection with INDUS’s filing of registration statements and fees for the audit of the INDUS 401(k) Savings Plan by RSM US. Audit-related fees in fiscal 2019 reflect fees for the audit of the INDUS 401(k) Savings Plan by RSM US. Tax fees for fiscal 2019 and fiscal 2020 consist of fees incurred for professional services performed by RSM US relating to tax compliance, tax reporting and tax planning. There were no consulting or other fees paid to RSM US in fiscal 2020 or fiscal 2019.

The Audit Committee’s policy is to pre-approve all audit, audit-related and tax services to be provided by the independent registered public accountants. During fiscal 2020, INDUS’s Audit Committee pre-approved all audit, audit-related and tax services. The Audit Committee has considered the non-audit services provided by RSM US and determined that the services provided were compatible with maintaining the independence of RSM US.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF RSM US LLP

While the submission of this proposal to a vote of stockholders is not legally required, the Audit Committee and management believe that stockholder ratification of INDUS’s selection of RSM US as its independent registered public accountants is desirable. In the event this selection is not ratified by the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal, the Audit Committee will consider that fact when it selects the independent registered public accountants for the following year. The Audit Committee may, in its discretion, replace RSM US as independent registered public accountants at a later date without the approval of the stockholders.

A representative of RSM US is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

PROPOSAL III. APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, INDUS is requesting stockholder approval, on an advisory (non-binding) basis, of the compensation of INDUS’s Named Executive Officers as presented in the Executive Compensation section and the compensation tables included therein beginning on page 22 including the narrative disclosure thereto. INDUS has determined to hold a say on pay advisory vote every year, and the next say on pay advisory vote (following the advisory (non-binding) vote at this Annual Meeting) will occur at the 2022 Annual Meeting of Stockholders.

INDUS’s executive compensation program has been designed to attract, motivate and retain the management talent INDUS believes is necessary to achieve its financial and strategic goals. INDUS’s compensation programs reward each of its Named Executive Officers for team results and individual contributions.

INDUS’s executive compensation programs consist of three principal elements:

1.      Base Salary;

2.      Annual Incentive Compensation Programs; and

3.      Equity Compensation.

INDUS’s executive compensation programs consist of a mixture of base salary and incentive compensation that provides for a portion of executive compensation to be “at-risk.” INDUS’s executive compensation programs balance the focus on both short- and long-term goals, encouraging executives to focus on the health of INDUS during the immediate fiscal year through annual incentive compensation programs, and to focus long term growth of INDUS through equity compensation. INDUS’s executive compensation programs are consistently reviewed by the Compensation Committee, consisting solely of independent directors, which seeks to ensure that it provides INDUS’s executives with competitive pay opportunities that reflect current practices.

As an advisory vote, this proposal is not binding upon the Board or INDUS in any way. However, the Compensation Committee, which is responsible for the design and administration of INDUS’s executive compensation practices, values the opinions of INDUS’s stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for INDUS’s Named Executive Officers.

Accordingly, INDUS will present the following resolution for vote at the Annual Meeting:

“RESOLVED, that the stockholders of INDUS Realty Trust, Inc. (“INDUS”) approve, on an advisory (non-binding) basis, the compensation of INDUS’s Named Executive Officers as described in “Executive Compensation” and disclosed in the 2020 Summary Compensation Table and related compensation tables and narrative disclosure as set forth in INDUS’s 2021 Proxy Statement.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF INDUS’S NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT

The proposal to approve the compensation of INDUS’s Named Executive Officers, on an advisory (non-binding) basis, requires an affirmative vote of the majority of the votes cast at the Annual Meeting on the proposal.

HOUSEHOLDING

The SEC’s rules permit INDUS to deliver a single set of proxy materials to one address shared by two or more of its stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, INDUS has delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. INDUS agrees to deliver promptly, upon written or oral request, a separate copy of proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of proxy materials, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify INDUS if you hold registered shares. Registered stockholders may notify INDUS by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

A copy of INDUS’s Annual Report on Form 10-K filed with the SEC, including the financial statements and the financial statement schedules thereto, is available to INDUS’s stockholders without charge at INDUS’s website (www.indusrt.com), at the website maintained by the SEC (http://www.sec.gov/) and at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, a limited number of copies are available at INDUS’s offices, without charge, and may be obtained upon written request to:

INDUS Realty Trust, Inc.
641 Lexington Avenue
26th Floor
New York, New York 10022
Attention: Corporate Secretary

On behalf of the Board of Directors,
THOMAS M. DANIELLS
Senior Vice President, General Counsel and Secretary

Forward-Looking Statements:

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the Company’s ESG and compensation strategy. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020 filed with the SEC on February 18, 2021 and the “Risk Factors” section in INDUS’s Registration Statement on Form S-3, filed with the SEC on February 2, 2021.  INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this proxy statement except as required by law.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. INDUS REALTY TRUST, INC. ATTN: THOMAS M. DANIELLS SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY 641 LEXINGTON AVENUE 26TH FLOOR NEW YORK, NEW YORK 10022 During The Meeting - Go to www.virtualshareholdermeeting.com/INDT2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D44235-P55543 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. INDUS REALTY TRUST, INC. The Board of Directors recommends you vote FOR all the nominees listed below: 1. The election of nine directors to serve for a one-year term expiring at the 2022 Annual Meeting or until their successors are duly elected and qualified. For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. David R. Bechtel 2. The ratification of the selection of RSM US LLP as INDUS's independent registered public accountants for the year ending December 31, 2021. 1b. Frederick M. Danziger 3. The approval, on an advisory (non-binding) basis, of the compensation of INDUS's named executive officers as presented in INDUS's Proxy Statement. ! ! ! 1c. Gordon F. DuGan 1d. Michael S. Gamzon NOTE: Such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof. 1e. Jonathan P. May 1f. Molly North 1g. Amy Rose Silverman 1h. Albert H. Small, Jr. 1i. Ardevan Yaghoubi Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. D44236-P55543 INDUS REALTY TRUST, INC. Annual Meeting of Stockholders June 16, 2021 11:00 AM ET This proxy is solicited by the Board of Directors The undersigned holder(s) of Common Stock of INDUS Realty Trust, Inc., a Maryland Corporation ("INDUS"), hereby authorize(s) and appoint(s) Anthony J. Galici and Michael S. Gamzon, or either of them, as proxies with full power of substitution in each, to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of INDUS that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 11:00 AM Eastern Time, on June 16, 2021, via live webcast at www.virtualshareholdermeeting.com/INDT2021 and any adjournment, continuation or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such Annual Meeting. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation, or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side